Exhibit 99.1

        GT Interactive Expects to Announce Fourth Quarter Operating Loss

                             NEW YORK--April 8, 1999

     Product Delays and One-Time Charges Related to Corporate Reorganization
        Expects Expense Reduction of $6 to $8 million On Full Year Basis

         GT Interactive Software Corp. (Nasdaq: GTIS), a leading entertainment software publisher, today announced that it expects to report an operating loss for its fourth fiscal quarter of 1999. This loss is primarily a result of a delay in the shipment of five front-line titles combined with one-time charges of $25-$30 million related to a corporate reorganization and relocation, which is part of a new business plan that is scheduled to be announced at the end of April.

         Failure to deliver these five titles will result in substantially lower revenues than previously expected. Revenues are not expected to be between $92 million and $97 million, while the net loss for the fourth quarter is expected to fall between $50 and $55 million after one-time charges. Net loss per fully diluted share for the fourth quarter of fiscal 1999 is expected to be between $(0.70) and $(0.75) per share, resulting in a net loss for the fiscal year which is expected to be between $(0.45) and $(0.50) per share.

         Popular titles which failed to ship during the fourth quarter include Duke Nukem: Zero Hour, for N64; Total Annihilation: Kingdoms and Unreal Tournament for PC; and Driver, for both PC and Sony Playstation. The Company now expects to release these titles during the first half of fiscal 2000. While the company was disappointed with its overall performance as a result of these product delays, other divisions including Humongous Entertainment, WizardWorks, and third party distribution, posted strong operating performance.

         One-time charges of approximately $25-$30 million during the fourth fiscal quarter were related to a reorganization and change in location of GT's front-line publishing business and corporate headquarters to Los Angeles. These charges also relate to the company's outsourcing of its distribution function, as well as certain write-downs primarily associated with inventory obsolescence. The outsourcing of the distribution functions and reorganization of offices this fall will result in a staff reduction of about 650 employees, or 35% of the company's total employees. This will reduce GT's expenses by approximately $6 to $8 million on a full year basis, greatly improving operating efficiencies and service to the company's customers.

         Mr.  Thomas A.  Heymann,  GT's  recently  appointed  Chairman and Chief
Executive Officer, said, "This reorganization and move to Los Angeles will significantly improve our cost structure going forward. Moreover, it puts GT Interactive in the interactive and entertainment capital of the world, enhancing our ability to attract and retain the best executives in this industry. The first illustration of this was our recent hiring of John Baker, formerly one of the top executives at Activision, as our president and chief operating officer."

         In addition, the company announced that it expects Wal-Mart to begin buying directly from Activision and Microsoft during the next four months. This move is part of an ongoing trend whereby Wal-Mart increasingly purchases titles directly from select publishers. These two companies are expected to have represented approximately $50 million of GT's net revenue for fiscal 1999.

         "As I stated upon joining the company, I am committed to delivering a realistic business plan to our shareholders. GT Interactive possesses a strong set of core assets and a solid foundation upon which to build. Our banks have demonstrated their support and confidence by amending our existing $125 million credit facility, to take into account these expected losses. With our financial backing and strong operating divisions in place, we look forward to re-inventing and growing GT Interactive," concluded Mr. Heymann.

         Headquartered in New York, with 1997 revenues of $531 million, GT Interactive Software Corp. (Nasdaq: GTIS) is a leading global interactive entertainment software company that develops, markets and distributes consumer software. The company has eight internal development studios: Humongous Entertainment, Cavedog Entertainment, SingleTrac, WizardWorks, Oddworld, Bootprint Entertainment, Legend Entertainment and Reflections. The company also has four software labels: GT Interactive, CompuWorks, MacSoft and Slash. GT Interactive's ecommerce system provides secure online transactions through each of the studios' Web sites and www.gtstore.com. GT Interactive also owns the subsidiary OneZero Media that operates a specialized entertainment portal, getwild.com, which acts as the Entertainment Zone on AltaVista; and produces the nationally syndicated television program, "Wild Wild Web." GT Interactive can be found on the Internet at www.gtinteractive.com.

         Certain statements contained in this press release may be deemed forward-looking statements that involve a number of risks and uncertainties. The company's actual results may differ materially from the expectations expressed in such forward-looking statements. Among the factors that could cause actual results to differ materially are worldwide business and industry conditions, including consumer buying and retailer ordering patterns, product delays, changes in research and development spending, company customer relations, in particular, levels of sales to Wal-Mart and other mass merchants, retail acceptance of the company's published and third-party titles, competitive conditions and other risks detailed , from time to time, in the company's SEC filings, including, but not limited to, the company's form 10-K for the period ended March 31, 1998.

         CONTACT:          Media Contact
                           Robert Zeitlinger
                           Makovsky & Co.
                           212/508-9617
                           or
                           Investor Contact
                           Dawn Berrie
                           GT Interactive
                           212/726-4235